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                           August 1, 2023

       Lance Turner
       Chief Financial Officer
       ProFrac Holding Corp.
       333 Shops Boulevard, Suite 301
       Willow Park, TX 76087

                                                        Re: ProFrac Holding
Corp.
                                                            Registration
Statement on Form S-3
                                                            Filed July 26, 2023
                                                            File No. 333-273453

       Dear Lance Turner:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at (202) 551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Samuel P. Williams,
Esq.